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                                                               EXHIBIT (c)(2)
                                    June 30, 1999

Innovex, Inc.

Innovex Acquisition Corp.

     In order to induce Innovex, Inc. ("Parent") and Innovex Acquisition Corp. ("Purchaser") to enter into an Agreement and Plan of Merger (the "Agreement") with ADFlex Solutions, Inc. (the "Company"), Purchaser has requested the undersigned, and the undersigned has agreed, to enter into this letter agreement with respect to all shares of capital stock of the Company that the undersigned beneficially owns (the "Shares"). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Agreement.

     The undersigned agrees to vote all Shares that the undersigned is entitled to vote at the time of any vote to approve and adopt the Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Unless and until the Agreement is terminated in accordance with its terms, the undersigned agrees that it will not vote any Shares in favor of the approval of any (i) Company Acquisition Agreement, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (ii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Agreement or (iv) other matters relating to, or in connection with any of the foregoing matters.

     The undersigned hereby revokes any and all previous proxies granted with respect to the Shares. The undersigned hereby grants a proxy appointing Purchaser as attorney-in-fact and proxy, with full power of substitution, for and in the undersigned's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by this letter agreement above as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the shares. The proxy granted hereby is irrevocable and is granted in consideration of Purchaser entering into the Agreement and incurring certain related fees and expenses. The proxy granted by the undersigned and all other rights conferred upon the Purchaser under this letter shall be revoked upon termination of the Agreement in accordance with its terms. The undersigned shall use its reasonable effort to cause any record owner of Shares to grant to Purchaser a proxy to the same effect as that contained herein; provided, however, that the undersigned shall not be required to expend any monies in the exercise of such efforts.

     The undersigned hereby agrees to tender (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, the undersigned shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

                                   Very truly yours,

                                   Havant International Holdings Limited


                                   By:  /s/ William Kennedy Wilkie
                                        --------------------------------
                                             Chief Executive